UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified in its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On June 3, 2016, Sessa Capital (Master), L.P. issued the following press release:

FIFTH CIRCUIT EXPEDITES SESSA’S APPEAL OF LOWER COURT DECISION IN ASHFORD PRIME PROXY CONTEST

Sessa Recommends Ashford Prime Shareholders Follow the Recommendation of ISS and

Withhold Their Votes for ALL Incumbent Directors

NEW YORK – June 3, 2016 - Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE:AHP) (“Ashford Prime” or the “Company”), today announced that the U.S. Court of Appeals for the Fifth Circuit has decided to hear Sessa’s appeal of the lower court decision in Sessa’s proxy contest with Ashford Prime on an expedited basis. The Court of Appeals has scheduled oral argument in the case to be held during the week of August 1, 2016.

John Petry, Sessa’s principal, said, “We are gratified that the Fifth Circuit will consider our appeal on an expedited basis in light of the significant public policy issues raised by the case and the potential negative impact on shareholder voting rights.”

The Court of Appeals did not delay the Company’s annual meeting of stockholders scheduled for June 10, 2016 or lift the lower court’s injunction prohibiting Sessa from soliciting proxies on behalf of the individuals Sessa planned to nominate for election to the Company’s board. Accordingly, Sessa announced that any proxies submitted on Sessa’s white proxy card would not be voted at the June 10, 2016 meeting. Instead, Sessa urges Ashford Prime stockholders to follow the recommendation of Institutional Shareholder Services (“ISS”) and withhold their votes for all of Ashford Prime’s incumbent directors at the meeting.

ISS is a leading independent proxy voting and corporate governance advisory firm. Sessa is in full agreement with ISS’s view that “there appears to be a compelling case that significant change in the boardroom – despite the legal barriers preventing shareholders from accessing the dissident card – is overwhelmingly warranted.” Between the Company’s underperformance and poor governance, ISS maintains that the only way to affect this much needed change is to withhold votes on each of the incumbent directors, a tool it acknowledges as “frustratingly indirect, but in the context of corporate governance still powerfully symbolic.”

In recommending that shareholders withhold their votes, ISS noted the following:

•	“Governance practices which neuter shareholders’ fundamental right to elect directors – by establishing a ‘proxy penalty’ imposing ruinous consequences for not supporting the incumbent board, for example, or legally precluding an otherwise validly-presented dissident solicitation because a board cannot believe shareholders are capable of electing the nominees most likely to act in their best interests – do not produce good outcomes for shareholders. Practices which lead to these outcomes cannot be good governance practices.”

•	“The longer view seems to suggest that AHP's underperformance significantly predates even [Sessa’s] entry into the stock. From its late 2013 IPO though the Sept. 1, 2015 unaffected date, a period of nearly two years, AHP's TSR of (28.5) percent significantly underperformed the median of its self-selected peer group and the Bloomberg REIT Hotel Index by 38.5 and 41.1 percentage points, respectively. Extended through May 25, 2016, AHP's absolute TSR was (47.9) percent, which underperformed the median of its peers by 38.6 percentage points and the index by 48.8 percentage points.”

•	“[A]ctions the board has taken since the split seem sometimes to have run afoul of, rather than controlled for, the numerous conflicts of interest created by the split-up and subsequent evolution of each company’s ownership structure. Collectively, these actions raise significant questions about the current board’s judgement. That they have also effectively neutered key mechanisms of board accountability may be even more worrisome for shareholders.”

•	“A more ominous example is the ‘proxy penalty,’ in which the board appears to have effectively traded shareholders’ right to replace a majority of directors, if they so choose, for a slightly reduced base advisory fee and a shortening of the advisory agreement terms from a lengthy 20 years to a still-lengthy 10 years. How exactly this represents a balancing of the scales in the amendment is utterly unclear: the board has not yet provided, publicly, an analysis totting up its economic valuation for shareholders’ central governance rights. For shareholders, the realizable value of whose investment can be severely impaired by the alienation of those rights, it may be difficult to accept the propositions that they are equivalent to just a few basis points on the advisory fee.”

John Petry, Sessa’s principal, said, “ISS agrees that change is needed at Ashford Prime and, given shareholders of the Company are not permitted to vote for our nominees at this time, we concur with ISS’s recommendation that Ashford Prime’s shareholders withhold their votes for the election of all incumbent nominees. We hope ISS’s recommendation sends a strong and clear message to Ashford Prime shareholders that significant change is urgently needed at the Company.”

ADDITIONAL INFORMATION

As of the date of this press release, Sessa directly owned 2,330,726 shares of common stock, $0.01 par value (the “Common Stock”), of AHP. Sessa Capital GP, LLC, as a result of being the sole general partner of Sessa Capital, Sessa Capital IM, L.P., as a result of being the investment adviser for Sessa Capital, Sessa Capital IM GP, LLC, as a result of being the sole general partner of Sessa Capital IM, L.P., and John Petry, as a result of being the manager of Sessa Capital GP, LLC and Sessa Capital IM GP, LLC, may be deemed to be the beneficial owner of Common Stock owned directly by Sessa.

Media Contacts:

Sard Verbinnen & Co

Margaret Popper / Zachary Tramonti

212.687.8080